Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

2407 Park Drive

Harrisburg, PA 17110

1-866-642-7736

CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Donald F. Holt Interim Chief Financial Officer

MID PENN BANCORP, INC. REPORTS FOURTH QUARTER AND ANNUAL EARNINGS

AND DECLARES DIVIDEND

February 1, 2022 – Harrisburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB), the parent company of Mid Penn Bank (the “Bank”) and MPB Financial Services, LLC, today reported net income available to common shareholders (earnings) for the year ended December 31, 2021 of $29,319,000 or $2.71 per common share basic and diluted compared to earnings of $26,209,000 or $3.11 per common share basic and $3.10 per common share diluted for the year ended December 31, 2020.  Earnings for the year ended December 31, 2021 reflect a 12 percent increase over the same period in 2020.  Earnings for the quarter ended December 31, 2021 were $607,000 or $0.05 per share common share basic and diluted, compared to $9,011,000 or $1.07 per common share basic and $1.06 per common share diluted for the quarter ended December 31, 2020.

The results for the twelve months ended December 31, 2021 include merger and acquisition expenses of $3,067,000 resulting from Mid Penn’s acquisition of Riverview Financial Corporation (“Riverview”) which was announced on June 30, 2021 and legally closed on November 30, 2021.  Additionally, during the fourth quarter of 2021, Mid Penn recognized non-recurring post-acquisition restructuring expenses totaling $9,880,000 consisting of (i) $2,292,000 related to branch closures as a result of the recently announced Retail Network Optimization Plan, and (ii) $7,588,000 of termination fees and severance costs in connection with the Riverview acquisition. Mid Penn also recognized other period costs related to the merger of $310,000. Please refer to the discussion under “Merger and Acquisition Activity” for more information on Mid Penn’s acquisition of Riverview.

Tangible book value per common share, a non-GAAP measure that is regularly reported in the banking industry, favorably increased to $22.99 as of December 31, 2021, compared to $22.39 as of December 31, 2020.  The GAAP measure of book value per share was $30.71 as of December 31, 2021 compared to $30.37 as of December 31, 2020.  Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Measures (Unaudited)” for a discussion of our use of non-GAAP adjusted financial information, which includes tables reconciling GAAP and non-GAAP adjusted financial measures for these and certain other periods ended between December 31, 2020 and December 31, 2021.

MERGER & ACQUISITION ACTIVITY

On November 30, 2021, Mid Penn announced the successful completion of the merger acquisition of Riverview, pursuant to which each share of Riverview common stock issued and outstanding immediately prior to November 30, 2021 was converted into the right to receive 0.4833 shares of Mid Penn common stock. As a result of the acquisition, Mid Penn issued 4,519,776 shares of Mid Penn common stock and cash of $791,000 in merger consideration for a total purchase price of $142,983,000. Mid Penn also recorded goodwill of $50,995,000, a customer list intangible asset of $2,160,000, and a core deposit intangible asset of $4,096,000 as a result of the Riverview acquisition.

The assets purchased and liabilities assumed in the Riverview transaction were recorded at their estimated fair values as of the respective date of acquisition and may be adjusted for up to one year subsequent to legal closing.

PRESIDENT’S COMMENTS

Our fourth quarter and full year 2021 results of operations were very clearly impacted by the successful completion of our acquisition of Riverview, announced on June 30, 2021 and completed on November 30, 2021. Even with $13 million of merger related and post-acquisition restructuring and branch closure costs related to the Riverview merger, we still managed a 12 percent increase in earnings for the year and positive earnings for the fourth quarter.  That success was directly attributable to healthy organic growth on both sides of the balance sheet, strong noninterest income growth across all of our fee-based services, and, of course, outstanding performance in PPP originations and forgiveness.

It was an extremely active and transformational year with another successful round of PPP, an oversubscribed common equity raise, the acquisition of Riverview, and another year of great organic growth for Mid Penn.  We enter 2022 with an expanded franchise, a strong organic growth engine in loans, deposits, and fee-based services, and, most importantly, stellar asset quality.

With all that in mind, I am pleased to announce that the Board of Directors has also declared a $0.20 dividend per common share payable February 28, 2022 to shareholders of record as of February 11, 2022.

PPP UPDATE

Mid Penn was a significant participating lender under the Paycheck Protection Program (“PPP”), which was originally created as a result of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act in 2020.  The PPP loan program was reinstated with the Consolidated Appropriations Act of 2021. Included in total assets as of December 31, 2021 are $111,286,000 of PPP loans, net of deferred fees, with this total being comprised of (i) $101,175,000 of PPP 2021 loans, net of deferred fees, originated during the first six months of 2021; (ii) $5,210,000 of PPP 2020 loans, net of deferred fees, originated during 2020; and (iii) $4,901,000 of PPP loans acquired from Riverview.

FINANCIAL CONDITION

Loans

Total loans as of December 31, 2021 were $3,104,396,000 compared to $2,384,041,000 as of December 31, 2020, an increase of $720,355,000 since year-end 2020.  This significant increase was driven by the Riverview acquisition. As of December 31, 2021, the outstanding balance of Riverview acquired loans was $811,038,000, net of purchase accounting adjustments.  Total loans were also significantly impacted by both (i) organic loan growth within Mid Penn’s legacy markets of $191,245,000 equating to 9 percent organic growth since December 31, 2020, less (ii) net forgiveness of PPP loans originated by Mid Penn of $281,928,000. Organic loan growth occurred primarily within Mid Penn’s commercial real estate and commercial and industrial financing loan portfolios.

Deposits

Total deposits increased $1,527,436,000 or 62 percent, from $2,474,580,000 at December 31, 2020, to $4,002,016,000 at December 31, 2021.  The increase in total deposits since year-end 2020 was attributable primarily to the balance of deposits assumed through the acquisition of Riverview totaling $1,052,435,000 as of December 31, 2021, net of purchase accounting adjustments. Organic deposit growth of $475,436,000 or 19 percent since December 31, 2020 was driven by significant increases in noninterest-bearing, interest-bearing, and money market deposits, primarily due to both expanded cash management and commercial deposit account relationships, and new deposits established as a result of Mid Penn’s PPP loan funding activities.

Capital

Shareholders’ equity increased by $234,388,000 or 92 percent from $255,688,000 as of December 31, 2020 to $490,076,000 as of December 31, 2021, primarily due to both (i) the issuance of 4,519,776 shares of Mid Penn common stock on November 30, 2021, in connection with the acquisition of Riverview, and, (ii) the completion of the May 4, 2021 public offering of 2,990,000 shares of common stock at a price of $25.00 per share, with the aggregate gross proceeds of the offering totaling $74,750,000.  The net proceeds of the offering after deducting the underwriting discount and offering expenses were $70,238,000.  The additional shares issued as a result of the Riverview acquisition and the public offering significantly impacted the weighted average number of shares outstanding used for both the fourth quarter of 2021 and year-to-date 2021 earnings per share calculations.  Regulatory capital ratios for both Mid Penn and its banking subsidiary exceeded regulatory “well-capitalized” levels at both December 31, 2021 and December 31, 2020.

OPERATING RESULTS

Net Interest Income and Net Interest Margin

For the year ended December 31, 2021, net interest income was $108,568,000, an increase of $20,360,000 or 23 percent compared to net interest income of $88,208,000 for the year ended December 31, 2020. The year-over-year increase in net interest income was positively impacted by Mid Penn’s continued participation in the PPP program, as the year ended December 31, 2021 included the recognition of $21,954,000 of PPP loan processing fees, an increase of $8,817,000 compared to $13,137,000 of PPP loan processing fees recognized during the same period in 2020. These PPP fees are recognized as interest income over the term of the respective loan, or sooner if the loans are forgiven by the U.S. Small Business Administration (“SBA”), or the borrower otherwise pays down principal prior to the loan’s stated maturity.  Also contributing to the net interest income increase were the interest and fees from core loan growth since December 31, 2020, as well as the reduced interest expense due to the lower cost of deposits in the year 2021 when compared to the 2020 year.

For the year ended December 31, 2021, Mid Penn’s tax-equivalent net interest margin was 3.30 percent versus 3.48 percent during the year ended December 31, 2020. The overall decrease in net interest margin for the year ended December 31, 2021 was driven by the full-year impact to loan yields as a result of market rate cuts initiated by the Federal Open Market Committee (“FOMC”) in March 2020 in response to the COVID-19 pandemic. The impact to loan yields was favorably offset by a decrease in the cost of funds, driven by deposit rate decreases in response to the above-mentioned market rate cuts.  Additionally, the favorable impacts of the recognition of $21,954,000 of PPP fees within interest income, as well as volume-driven increases in interest income due to higher average balances of loans and federal funds sold, helped to lessen the impact of the lower loan yield on net interest margin.

Noninterest Income

For the year ended December 31, 2021, noninterest income totaled $21,533,000, an increase of $3,625,000 or 20 percent, compared to noninterest income of $17,908,000 for the same period in 2020.  Substantial contributors to noninterest income include both (i) mortgage banking income, and (ii) income from fiduciary and wealth management activities, which are discussed in more detail below.

Mortgage banking income was $10,314,000 for the year ended December 31, 2021, an increase of $632,000 or 7 percent, compared to the year ended December 31, 2020.  Mortgage interest rates declined as a result of market responses to the pandemic, and remained low in the twelve months since December 31, 2020, resulting in significantly increased mortgage loan originations and secondary-market loan sales and gains.

Income from fiduciary and wealth management activities was $2,494,000 for the year ended December 31, 2021, an increase of $800,000 or 47 percent, compared to fiduciary income of $1,694,000 for the same period in 2020. These additional revenues were attributed to favorable growth in trust assets under management and increased sales of retail investment products.

Noninterest Expense

For the year ended December 31, 2021, noninterest expense totaled $91,105,000, an increase of $20,528,000 or 29 percent, compared to noninterest expense of $70,577,000 for the year ended December 31, 2020.  Noninterest expenses incurred as a result of franchise expansion through the Riverview acquisition were the primary sources of the significant increase, with additional non-recurring post acquisition restructuring expenses being incurred in connection with the public announcement on December 7, 2021 of the planned closure and reclassification of certain Mid Penn locations to estimated fair value within assets held for sale, which are discussed in more detail below.

Included in the noninterest expense variances above, during the year ended December 31, 2021, merger and acquisition expenses were $3,067,000 and included investment banking fees, merger-related legal expenses, and other professional fees for advisory, valuation, and consulting services associated with the acquisition of Riverview.

Additionally, during the fourth quarter of 2021, Mid Penn recognized certain post-acquisition restructuring costs totaling $9,880,000.  This total is comprised of (i) $7,588,000 of termination fees and severance costs, and (ii) $2,292,000 related to the December 7, 2021 announcement of a Retail Network Optimization Plan under which the Bank intends to close sixteen of its retail locations throughout its expanded footprint. Regulatory notices have been filed with the applicable regulatory agencies and the branch closures are expected to occur on or about March 4, 2022.  As a result of this announcement, and in accordance with GAAP, Mid Penn has reclassified the assets associated with these retail locations to held for sale as of December 31, 2021.  Mid Penn also recognized other period costs related to the merger of $310,000.

ASSET QUALITY

Excluding PPP loans, which are guaranteed by the SBA, the allowance for loan and lease losses as a percentage of core loans (a non-GAAP measure) was 0.49 percent as of December 31, 2021 compared to 0.67 percent as of December 31, 2020.  The allowance for loan and lease losses as a percentage of total loans including PPP loans was 0.47 percent at December 31, 2021, compared to 0.56 percent at December 31, 2020. The ratios as of December 31, 2021, were affected by the addition of the Riverview acquired loans, which, in accordance with purchase accounting principles, were recorded at fair value at the time of acquisition with no related allowance for loan losses.

The provision for loan losses was $2,945,000 for the year ended December 31, 2021, a decrease of 30 percent compared to the provision for loan losses of $4,200,000 for the year ended December 31, 2020.  The allowance for loan losses and the related provision reflect Mid Penn’s continued application of the incurred loss method for estimating credit losses as Mid Penn is not yet required to adopt the current expected credit loss (“CECL”) accounting standard.

Total nonperforming assets were $10,496,000 at December 31, 2021, a decrease compared to nonperforming assets of $15,644,000 at December 31, 2020. The decrease in nonperforming assets was primarily the result of the successful workout of three nonaccrual commercial relationships totaling $10,956,000 occurring in the year ended December 31, 2021, though this decrease was partially offset by acquired impaired loans assumed in the Riverview transaction totaling $3,289,000 as of December 31, 2021.  Favorably, Mid Penn had no foreclosed real estate held for sale as of December 31, 2021 compared to $134,000 as of December 31, 2020.

Asset quality measures did not reflect any new impaired assets or specific reserve allocations related to the financial impact of the COVID-19 pandemic, though Bank management is continuously and closely monitoring and evaluating the impact of the COVID-19 situation on the portfolio.   Management believes, based on information currently available, that the allowance for loan and lease losses of $14,597,000 is adequate as of December 31, 2021.

FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
per share data)	2021	2021	2021	2021	2020

Cash and cash equivalents	$913,752	$754,942	$636,347	$427,371	$303,724
Investment securities	392,619	158,311	161,702	134,318	134,555
Loans	3,104,396	2,370,429	2,495,192	2,646,236	2,384,041
Allowance for loan and lease losses	(14,597)	(14,233)	(14,716)	(13,591)	(13,382)
Net loans	3,089,799	2,356,196	2,480,476	2,632,645	2,370,659
Goodwill and other intangibles	123,271	66,377	66,644	66,919	67,200
Other assets	169,984	117,361	116,623	120,785	122,810
Total assets	$4,689,425	$3,453,187	$3,461,792	$3,382,038	$2,998,948

Noninterest-bearing deposits	$850,438	$661,890	$692,016	$676,717	$536,224
Interest-bearing deposits	3,151,578	2,299,991	2,090,108	1,990,110	1,938,356
Total deposits	4,002,016	2,961,881	2,782,124	2,666,827	2,474,580
Borrowings and subordinated debt	154,915	119,457	316,426	427,369	245,312
Other liabilities	42,418	22,541	21,673	23,806	23,368
Shareholders' equity	490,076	349,308	341,569	264,036	255,688
Total liabilities and shareholders' equity	$4,689,425	$3,453,187	$3,461,792	$3,382,038	$2,998,948

Book Value per Common Share	$30.71	$30.55	$29.94	$31.37	$30.37
Tangible Book Value per Common Share (a)	$22.99	$24.75	$24.10	$23.42	$22.39

(a) Non-GAAP measure; see Reconciliation of Non-GAAP Measures

OPERATING HIGHLIGHTS (Unaudited):

	Three Months Ended					Year Ended
(Dollars in thousands, except	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,
per share data)	2021	2021	2021	2021	2020	2021	2020

Interest income	$32,685	$30,740	$30,729	$29,168	$31,926	$123,322	$107,935
Interest expense	3,313	3,746	3,852	3,843	4,137	14,754	19,727
Net interest income	29,372	26,994	26,877	25,325	27,789	108,568	88,208
Provision for loan and lease losses	370	425	1,150	1,000	1,500	2,945	4,200
Noninterest income	5,660	5,509	5,652	4,712	6,050	21,533	17,908
Noninterest expense	34,072	20,019	19,456	17,558	21,419	91,105	70,577
Income before provision for income taxes	590	12,059	11,923	11,479	10,920	36,051	31,339
Provision for income taxes	(17)	2,272	2,310	2,167	1,909	6,732	5,130
Net income	$607	$9,787	$9,613	$9,312	$9,011	$29,319	$26,209

Basic Earnings per Common Share	$0.05	$0.86	$0.93	$1.11	$1.07	$2.71	$3.11
Diluted Earnings per Common Share	$0.05	$0.86	$0.93	$1.10	$1.06	$2.71	$3.10
Return on Average Equity	0.61%	11.23%	12.36%	14.58%	14.34%	8.92%	10.76%

RECONCILIATION OF NON-GAAP MEASURES (Unaudited):

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value.  We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets.  Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value.   Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments.  Non-PPP core banking loans are meaningful to investors as they are indicative of portfolio loans and related growth from traditional bank activities and excludes short-term or nonrecurring loans from special programs like the PPP. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

Tangible Book Value Per Share

(Dollars in thousands, except	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
per share data)	2021	2021	2021	2021	2020

Shareholders' Equity	$490,076	$349,308	$341,569	$264,036	$255,688
Less: Goodwill	113,835	62,840	62,840	62,840	62,840
Less: Core Deposit and Other Intangibles	9,436	3,537	3,804	4,079	4,360
Tangible Equity	$366,805	$282,931	$274,925	$197,117	$188,488

Common Shares Outstanding	15,957,830	11,433,554	11,408,712	8,416,095	8,419,183

Tangible Book Value per Share	$22.99	$24.75	$24.10	$23.42	$22.39

Non-PPP Core Banking Loans

	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)	2021	2021	2021	2021	2020

Loans and leases, net of unearned interest	$3,104,396	$2,370,429	$2,495,192	$2,646,236	$2,384,041
Less: PPP loans, net of deferred fees	111,286	229,679	391,826	590,035	388,313
Non-PPP core banking loans	$2,993,110	$2,140,750	$2,103,366	$2,056,201	$1,995,728

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.  The statements are valid only as of the date hereof and Mid Penn disclaims any obligation to update this information.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; the length and extent of the COVID-19 pandemic; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; the success and timing of PPP loan repayment and forgiveness; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; the possibility that the anticipated benefits of the Riverview transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Mid Penn does business;   diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Riverview transaction; the ability to complete the integration of Mid Penn and Riverview successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with the Riverview transaction; and other factors that may affect the future results of Mid Penn.

For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.